UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  9/13/2007

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)       Appointment of Principal Officers

On September 24, 2007 the board of directors of OXIS International, Inc. appointed Gary M. Post as the Chief Operating Officer of OXIS International, effective immediately.

Mr. Post has served as a director of OXIS since March 15, 2006 and, through an advisory agreement, has effectively served part-time as acting chief operating officer of OXIS.  Since 1999 Mr. Post has been the Managing Director and Investment Principal of Ambient Advisors, LLC. Ambient Advisors primarily invests its own and its partners’ capital in private and public companies with a particular interest in the health care and life sciences sector and certain other special situations. Ambient Advisors also actively advises these companies, sometimes taking interim management roles. In his capacity as Managing Director at Ambient Advisors, Mr. Post has acted as an interim Chief Executive Officer in two private early to mid stage companies that Ambient had invested in, Opticon Medical, Inc., a medical device company and OccMeds Billing Services, Inc., a worker’s compensation pharmacy payment processing company. Mr. Post also served as a President and CEO of VoIP, Inc., a leading provider of Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers during 2006 and continues as a member of the VoIP, Inc. Board of Directors. Mr. Post holds a MBA from the U.C.L.A. Graduate School of Management and an A.B. in Economics from Stanford University.

On May 12, 2006, OXIS entered into an engagement letter with Ambient Advisors LLC.  Gary M. Post is the Managing Director and Investment Principal of Ambient Advisors.  Ambient Advisors provided certain services pertaining to strategic planning, investor communications and financing strategies and other projects at the request of our chief executive officer for a one year period in return for monthly compensation of $5,000.  Under the agreement, Ambient Advisors was issued a ten year warrant to purchase 108,000 shares of our common stock at an exercise price of $0.39 per share, with 9,000 shares becoming exercisable each month over the term of the agreement.  On October 12, 2006, OXIS mutually agreed with Gary M. Post to terminate the engagement letter with Ambient Advisors LLC, effective October 15, 2006, replace it with a new consulting agreement and accelerate the vesting of the warrant to be fully vested effective October 15, 2006.

On November 6, 2006, OXIS entered into an advisory agreement with Ambient Advisors that commenced retroactively on October 15, 2006.  Gary Post, on behalf of Ambient Advisors, has provided certain services to OXIS pertaining to operations, strategic planning, financial planning and budgeting, investor relations, corporate finance and such additional roles and responsibilities as requested for a three year period beginning October 15, 2006.  The terms of this advisory agreement are detailed in the Form 8-K filed by OXIS on November 13, 2006.  It is expected that Mr. Post will continue to be compensated pursuant to the Ambient Advisors advisory agreement after his appointment as Chief Operating Officer and will not be entering into an employment agreement with regard to that appointment.

Item 8.01.                      Other Events.

On September 13, 2007, the lawsuit initiated by Applied Genetics Incorporated Dermatics (“AGI”) against OXIS on or about April 13, 2007 was dismissed without prejudice by agreement of both parties.  The original complaint by AGI alleged that certain actions taken by OXIS to protect and enforce its patents have caused damage to AGI, and asserted claims of unfair competition, tortuous interference with prospective economic advantage and contractual relations.  The complaint also challenged the validity of one of OXIS’ patents.  OXIS subsequently counterclaimed alleging that AGI’s production, use and sale of L-ergothioneine infringes certain patents held by OXIS.  The parties have agreed to pursue mediation on the dispute, and subsequently arbitration if mediation proves unsuccessful.

Item 9.01.                      Financial Statements and Exhibits.

(c) Exhibits

None.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Dated September 27, 2007	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D.
President & CEO